UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 22, 2005 (July 18, 2005)

Clarient, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA		92675
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (949) 443-3355

ChromaVision Medical Systems, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

Distribution and Development Agreement with DAKO

On July 18, 2005, the company entered into a distribution and development agreement with DakoCytomation Denmark A/S, a Danish company that provides system solutions for cancer diagnostics and cell analysis worldwide (“DAKO”).  Under the terms of the agreement, DAKO will distribute and market the company’s ACIS II system and related software.  The distribution arrangement is exclusive on a worldwide basis in research and clinical markets, and non-exclusive with respect to biotechnology and pharmaceutical companies (and their academic research partners).  The agreement has a five-year initial term.

DAKO has agreed to order a minimum of 40 ACIS II systems per contract year (15 in the first year), subject to certain adjustments.  DAKO has also agreed to invest funds toward development of an improved ACIS device and related software, and such products would also be subject to the terms of the agreement.  The company will own all intellectual property created under the agreement that is related to image analysis and execution thereof, and DAKO will own all intellectual property created under the agreement that is related to DAKO’s specific implementation of the products or integration of the products with a product supplied by DAKO.  Such intellectual property will be cross-licensed from one party to the other.  In the event the company fails to supply ACIS systems as set forth in the agreement, DAKO will have the right and license to manufacture the ACIS systems for that purpose, for a reduced fee.

Lease Agreement for New Office, Warehouse and Laboratory Facility

On July 20, 2005, Clarient, Inc. entered into a ten-year  lease agreement with 31 Columbia, Inc. for a lease of a mixed use building with approximately 78,000 square feet in Aliso Viejo, California.

Clarient currently leases separate facilities for its principal executive offices and laboratory operations, and each of these leases expires later this year.  Clarient’s executive offices and laboratory will be combined into the Aliso Viejo facility.  Clarient expects to occupy the building at lease commencement beginning December 1, 2005, initial monthly rental payments will be $39,000.  Monthly rental payments will increase to $84,500 and $117,500 on June 1, 2006 and December 1, 2008, respectively.

As a security deposit for this lease, Clarient will provide the landlord an  irrevocable standby letter of credit in the amount of $3,000,000, decreasing over time beginning in the fourth year of the term. Clarient may sublease the space, subject to certain consents and recapture provisions, and has an option to extend the lease term for up to two five-year periods.

ITEM 2.02             Results of Operations and Financial Conditions

On July 21, 2005, Clarient  issued a press release regarding Clarient’s results of operations for the quarter ended June 30, 2005.  A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in the Form 8-K and the Exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 19, 2005, Clarient’s board of directors approved an increase in the size of Clarient’s board of directors from seven to eight and appointed Steven J. Feder to the board.  Mr. Feder is Senior Vice President and General Counsel of Safeguard Scientifics, Inc., Clarient’s majority shareholder.

Prior to Safeguard, Mr. Feder was a partner at Berwyn, PA-based Pepper Hamilton, focusing on SEC, SRO, and Sarbanes-Oxley reporting and compliance, public and securities offerings, mergers and acquisitions and counseling directors and executive officers on corporate and securities law. He has experience in oversight of HR and employee benefits, stock option and other equity-based compensation plans, and legal aspects of investor relations programs.  He also served as Corporate Counsel reporting to the President of MEDIQ, an AMEX listed company.  Feder is a graduate of the Temple University School of Law.

ITEM 7.01. Regulation FD Disclosure.

The information disclosed under Item 2.02, “Results of Operations and Financial Condition,” is also intended to be disclosed under this Item 7.01 and is incorporated herein by reference.

ITEM 9.01                                      Financial Statements and Exhibits

(c)                                                                                  Exhibit 99.1 – Press release and financial information issued by the company dated July 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: July 22, 2005	By:	STEPHEN T.D. DIXON
	Name:	Stephen T.D. Dixon
	Title:	Executive Vice President and
Chief Financial Officer